Exhibit 11.5

Institutional Account Agreement

Account Number(s)	###-#####
Account Title	CMF ASPECT MASTER FUND L.P.

This Institutional Account Agreement (together with any annexes or supplements hereto, this “Agreement”), dated as of July 12, 2017, is by and among CMF Aspect Master Fund L.P., a limited partnership organized under the laws of New York (“you” or, as the context requires, “your”), and J.P. Morgan Securities LLC (“JPMS”), JPMorgan Chase Bank, N.A., J.P. Morgan Securities plc, J.P. Morgan Securities (Asia Pacific) Limited, J.P. Morgan Securities Asia Private Limited, J.P. Morgan Securities Australia Limited, JPMorgan Securities Japan Co., Ltd., J.P. Morgan Prime Nominees Limited, J.P. Morgan Markets Limited, J.P. Morgan Prime Inc. and any other JPM Affiliate notified to you from time to time (JPMS and such JPM Affiliates, individually and collectively as the context requires, a “JP Morgan Entity,” “JP Morgan,” “us,” “our” or “we”).

You and we hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“Activity” means all transactions (including Clearing Transactions), confirmations, agreements (including this Agreement and Governing Agreements), loans and other extensions of credit, promises of performance, open contractual commitments and guaranties between or among one or more JP Morgan Entities and you, whenever arising.

“Applicable Laws” means, as applicable to your Activities, all US (federal and state) and non-US laws, rules and regulations, and the applicable provisions of the constitution or rules of the exchange, market, clearing system or Depository where any of your Activities are executed, cleared or settled, and of governing regulatory and self regulatory organizations, in each case as in effect from time to time.

“Clearing Transactions” means all actions, agreements, promises of performance and transactions relating to the execution, clearance, settlement of transactions in or the maintenance of accounts for the purpose of carrying, custodying or financing positions in, securities for you by JPMS and all transactions in which JPMS provides clearing, fixed income clearing, custody or settlement services to or for you (including as prime broker in connection with prime broker transactions or fixed income clearing transactions, or in connection with any give-up, free delivery or unsettled transaction, or when acting as a clearance and/or settlement agent in any

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clearing system, market, or exchange, domestic or international) or transactions in, or the custody of, cash made in connection with, or in contemplation of, any of the foregoing.

“Depository” means a clearing organization; settlement or netting system customarily used to clear or net transactions; book entry system participant or entity that JPMS or other sub-custodian or agent permitted to be utilized by JP Morgan hereunder employs based upon customary market practice, such as the Federal Reserve Bank or any participant in the Federal Reserve book-entry system, The Depository Trust & Clearing Corporation, Euroclear, Clearstream, Sicovam, the Mortgage-Backed Securities Division or the Government Securities Division of the Fixed Income Clearing Corporation and any other similar organization.

“Equity PB Account” means any of your accounts maintained at a JP Morgan Entity beginning with the numbers 102 or 109 (or any successor accounts or any other accounts designated by JP Morgan; provided, that such designation or re-designation occurs upon reasonable prior notice to you).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Account” means any of the accounts listed on Schedule I hereto, as amended from time to time by the parties hereto.

“FIC PB Account” means any of your accounts maintained at a JP Morgan Entity beginning with the number 021 (or any successor accounts or any other accounts designated by JP Morgan; provided, that such designation or re-designation occurs upon reasonable prior notice to you).

“FINRA” means the Financial Industry Regulatory Authority.

“Governing Agreement” means any agreement, contract, instrument or document of any kind, excluding this Agreement, between you and one or more JP Morgan Entities as to which, in each case, you have any Obligation or hold any rights against any JP Morgan Entity, that is executed before, on, or after the date of this Agreement.

“Guarantor” means a party who has guaranteed any of your Obligations.

“JPM Affiliate” means any trust, limited liability company, corporation, partnership and any other entity that is owned directly or indirectly by any signatory hereto or JP Morgan Chase & Co. (or any successor thereto), or which is controlled by or under common control with any signatory hereto or JP Morgan Chase & Co. (or any successor thereto), and shall include any such entity existing on the date hereof or any entity that is formed, incorporated, or organized after the date hereof or otherwise meets the foregoing criteria after the date hereof. For the avoidance of doubt, each JP Morgan Entity is also a JPM Affiliate.

“NYSE” means the New York Stock Exchange, L.L.C.

“Obligation” means, (a) as the context requires each of your obligations or liabilities to a JP Morgan Entity and of a JP Morgan Entity to you, including (i) a requirement to make a margin payment or settlement payment or to maintain Margin; (ii) any obligation of JPMS in

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connection with any Clearing Transaction, or its acceleration, cancellation, termination or liquidation, whenever arising and whether fixed, liquidated, un-liquidated, matured, un-matured or contingent; (iii) any requirement hereunder or with respect to an Activity; and (iv) any “debt” as defined in the U.S. Bankruptcy Code; and (b) any obligation or requirement you have to liquidate or otherwise reduce a position, or to pay or perform under a guarantee or indemnity; in each case, whether or not payment or performance is due, including with respect to its acceleration, cancellation, termination or liquidation, whenever arising and whether fixed, matured, unmatured, liquidated, unliquidated or contingent.

“Proxy and Related Material” means, with respect to a security credited to your brokerage accounts at JP Morgan, all proxies and proxy solicitation material and other related material, including, interim and annual reports and other similar issuer mailings, in each case, related to such security.

“Proxy and Related Material Delivery Schedule” means the schedule of the same name attached hereto.

“Relevant Counterparties” means, in respect of a Clearing Transaction, or a trade giving rise to a Clearing Transaction, the broker or dealer who executed such trade or transaction, the purchaser, seller, lender or borrower, as applicable, with whom such trade was conducted, any broker or dealer clearing for any of the foregoing, and any Depository involved in such trade or transaction.

The following terms used in this Agreement shall have the same meanings herein as set forth in the Uniform Commercial Code as adopted in the State of New York as in effect from time to time: “Commodity Account,” “Commodity Contract,” “Commodity Intermediary,” “Entitlement Order,” “Financial Asset,” “Instrument,” “Investment Property,” “Proceeds,” “Securities,” “Securities Account,” “Security Entitlement,” and “Securities Intermediary.”

2. GENERAL OBLIGATIONS. This Agreement sets forth the terms and conditions pursuant to which JP Morgan will open and maintain one or more Equity PB Accounts (and/or, if a Supplement Regarding Fixed Income Clearing Transactions is entered into by the parties hereto, FIC PB Accounts) for you (the “Accounts”) or otherwise transact business with you. You shall pay and perform all of your Obligations owed to JP Morgan hereunder in accordance with their terms, including in connection with any acceleration thereof. The parties shall conduct all Activities relating to the Accounts in accordance with Applicable Laws.

3. SECURITY INTEREST AND LIEN.

(a) Grant of Security Interest. You grant to each JP Morgan Entity a continuing security interest in and lien upon all of your rights, title and interests to: (i) any account maintained for you by or with any JP Morgan Entity (including, but not limited to, any or all Accounts),except for any Excluded Account; (ii) all property now or hereafter credited to or held in any such account or otherwise held, or carried by or through, or subject to the control of any JP Morgan Entity or agent thereof, including all margin, Securities, Securities Accounts, monies, Commodity Contracts, Commodity Accounts and Investment Property (including all Financial Assets and Instruments) whether fully paid or otherwise; (iii) all rights you have in any

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Obligation of any JP Morgan Entity under any Governing Agreement or otherwise, and all rights you have in any unsettled transactions (provided that with respect to any Governing Agreement that is governed by English Law, JP Morgan’s security interest shall be subject to any netting, offset and recoupment rights under such Governing Agreement); and (iv) all Proceeds of or distributions on any of the foregoing (collectively, clauses (i) through (iv), but excluding any Excluded Account, “Margin”), as security and margin for the payment and performance of each of your Obligations to each JP Morgan Entity. Each item of property, including Investment Property, a Security, a general intangible, contract rights, an Instrument and cash, held in or credited to any Securities Account at a Securities Intermediary shall be treated as a Financial Asset.

(b) Control. Each JP Morgan Entity shall, without your further consent, comply with any orders or instructions of each other JP Morgan Entity with respect to Margin, including (i) any Entitlement Orders or other instructions, including to transfer to a JP Morgan Entity or other person or to redeem any Margin, and (ii) if the JP Morgan Entity is a Commodity Intermediary, any instructions to such JP Morgan Entity to apply any value distributed on account of a Commodity Contract as directed by each other JP Morgan Entity. All Margin is held as Margin by each JP Morgan Entity both for itself as a secured party and as agent and bailee of each other JP Morgan Entity, and each JP Morgan Entity acknowledges that it is so acting and that it is on notice of the security interest you have granted to each other JP Morgan Entity.

(c) Transfers. Each JP Morgan Entity is authorized, at any time and without notice to you, to use, credit, apply or transfer Margin within such JP Morgan Entity and/or to any other JP Morgan Entity to which you have an Obligation; provided that under no circumstances shall any Margin pledged principally to secure Obligations to any JP Morgan Entity be applied or transferred to secure Obligations of any other JP Morgan Entity nor shall any Margin be required to be released if the JP Morgan Entity carrying such Margin determines that such application or transfer would (i) render the value (after the application of haircuts) of the Margin to be less than the amount of the Obligations owed to it or the amount of Margin you are required to maintain at such JP Morgan Entity, or (ii) render the value (after the application of haircuts) of the Margin to be less than the aggregate amount of the Obligations or the amount of Margin you are required to maintain, in the aggregate, (iii) be contrary to, or result in any JP Morgan Entity not being in compliance with, Applicable Law, or (iv) constitute or cause the occurrence of a Default.     For the avoidance of doubt, you understand that each JP Morgan Entity has the right to refuse to comply with your and third party entitlement orders and instructions, pursuant to the terms of the preceding sentence, and agree in so doing that such JP Morgan Entity does not violate any duties a JP Morgan Entity may have as a Securities Intermediary or Commodity Intermediary.

(d) Covenants in Respect of Margin; Power of Attorney. You covenant that with respect to Margin and the delivery of Margin, you will take such action as is necessary to cooperate with JP Morgan to perfect or preserve its first priority security interest, legal or equitable charge or other mortgage or assignment in the Margin. You irrevocably appoint each JP Morgan Entity to be your attorney-in-fact and your agent to act in your name and on your behalf to sign, seal, execute and deliver all documents, and do all such acts as may be required, to perfect the security interest hereunder or to realize upon any of JP Morgan’s rights hereunder.

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(e) Release of Excess Margin. JP Morgan shall comply with your written request to release Margin to you or to a third party, to the extent that after giving effect to such release, (i) you are in compliance with all of your Activities and agreements with JP Morgan and (ii) after such release, all of your Activities and Obligations will be collateralized in an amount not less than the amount required by Applicable Laws any applicable Governing Agreement and this Agreement. Margin available for release shall be reduced by the amount of any outstanding margin calls under any Activity.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS.

(a) Representations of Each Party. Each party represents and warrants that:

(i) it is authorized to enter into this Agreement and each Activity hereunder and to perform its respective Obligations hereunder;

(ii) the Agreement is legal, valid, binding and enforceable against it, except as enforceability may be limited by bankruptcy, moratorium on payment of debt or other laws affecting the rights of creditors generally; and

(iii) the person who is executing this Agreement on its behalf is duly authorized to sign this Agreement in its name.

(b) Covenants of Each Party. Each party covenants that at the time it enters into any Activity under this Agreement, it will be authorized to enter into such Activity and to perform its respective Obligations hereunder.

(c) Your Representations and Covenants. You represent, warrant and covenant, which representations and warranties shall be deemed repeated each day on which this Agreement is in effect, that:

(i) you will engage in all Activities as principal, and accordingly, you will determine the appropriateness for you of such Activities, and address any legal, tax or accounting considerations applicable to you.

(ii) no person that is not a party to this Agreement has any interest in the Account or the property therein;

(iii) you are and will be: (A) knowledgeable of and experienced in the risks of entering into the Activities in which you engage; (B) capable of evaluating the merits and risks of such Activities; (C) able to bear the economic risks of such Activities, and (D) solely responsible for monitoring compliance with your own internal restrictions and procedures governing investments, trading limits and manner of authorizing investments, and laws and regulations affecting your power, authority or ability to trade, invest or engage in such Activities;

(iv) you will immediately notify JP Morgan of any material adverse change in your financial condition;

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(v) unless JP Morgan has expressly agreed otherwise in a written agreement under which JP Morgan receives compensation specifically identified as consideration for acting in such capacity or providing such advice, (A) JP Morgan is not your fiduciary or adviser; (B) no advice furnished by JP Morgan shall form a primary basis for any of your decisions; (C) no amounts paid by you to JP Morgan shall be attributable to any advice provided by JP Morgan; and (D) you will not rely on JP Morgan taking any action with respect to any account, position or Activity, including advising you of any rights you may have or of the expiration of any periods for taking any action on any matter;

(vi) before depositing in your Accounts, tendering as Margin or instructing JP Morgan to sell any securities that are “restricted securities” or securities of an issuer of which you are an “affiliate” (as those terms are defined in Rule 144 under the Securities Act of 1933) you will (A) advise JP Morgan of the status of such securities, (B) obtain clearance from JP Morgan with regard to the salability of such securities, (C) promptly furnish whatever information and documents (including opinions of legal counsel) that JP Morgan may reasonably request and (D) not sell, pledge, assign or transfer such securities, unless you first provide any such required or requested documents;

(vii) unless you advise us to the contrary in writing, at all times, none of your assets constitute, directly or indirectly, plan assets subject to the fiduciary responsibility and prohibited transaction sections of ERISA, the prohibited transaction provisions of the Internal Revenue Code of 1986, as amended, or any federal, state, local or non-U.S. law that is similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, and you will notify JP Morgan in the event that you are aware that you are in breach of the foregoing;

(viii) you have the right to pledge and assign to JP Morgan all Margin pledged and assigned hereunder;

(ix) the Margin is and at all times will be free and clear of any liens, claims and encumbrances, except in favor of a JPM Affiliate, and you will not take any action that would impair a JP Morgan Entity’s first priority, perfected security interest in the Margin;

(x) upon your delivery of Margin, the filing of any financing statements required by the Uniform Commercial Code as in effect in the applicable jurisdictions (“UCC”), and such other filings, registrations, licenses, recordings or consents which have been made or obtained, this Agreement will create, as security for your Obligations, a valid and perfected, first priority security interest in all Margin pledged by you to secure any and all Obligations and no further filings, registrations, licenses, recordings or consents of or with any governmental body, agency or official are necessary to create, preserve or perfect such first priority security interest in all such Margin; and

(xi) you will notify JP Morgan of any change in your registered address or address of record.

5. EXTENSIONS OF CREDIT; MARGIN. We may from time to time lend you funds or

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securities or otherwise extend you credit. Unless otherwise expressly agreed in writing, debit balances, other extensions of credit and loans are repayable upon demand. All Obligations may be evidenced by a debit to your account. Upon demand by JP Morgan, you shall transfer to JP Morgan such Margin or additional Margin as JP Morgan may require in connection with your Obligations relating to your Account. The market value of Margin in your Accounts shall be determined by JP Morgan in its reasonable discretion. JP Morgan may decline to accept any property as Margin or to ascribe value to any property for purposes of determining the value of Margin held, or to any unsettled or open position in your account.

6. DEFAULT. Each of the matters provided for in clauses (i) through (v) below shall constitute and be referred to as a “Default”:

(i) you become bankrupt or insolvent, or a bankruptcy, re-organization, insolvency or similar proceeding involving you or your property is commenced, or you admit your inability to pay your debts as they become due;

(ii) in the good faith determination of JP Morgan, you materially breach, repudiate or default (however denominated) under or in connection with any Obligation or Activity under this Agreement;

(iii) [reserved];

(iv) any of your representations or warranties made in connection with this Agreement shall have been untrue in any material respect, either when made or when deemed repeated; or

(v) a Guarantor, if any, fails to perform under its guarantee, or an event that would be a Default if it occurred with respect to you occurs with respect to a Guarantor.

7. REMEDIES. If a Default occurs, then, without notice and notwithstanding any notice, termination or cure provisions of any applicable Governing Agreement, each and any JP Morgan Entity, at its option, may:

(i) in whole or in part, accelerate, cancel, terminate, liquidate or otherwise close out all transactions under this Agreement in accordance with the terms of this Agreement;

(ii) retain any Margin, set-off, net, and/or recoup a JP Morgan Entity’s Obligations to you against any of your Obligations to any JP Morgan Entity, and your Obligations to a JP Morgan Entity shall be deemed performed and discharged to the extent any JP Morgan Entity has effected a valid and unavoidable set-off, netting or recoupment;

(iii) calculate any Obligation due to you by first deducting any Obligation that you owe to any JP Morgan Entity before determining the final amount of any such Obligation;

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(iv) foreclose, collect, sell or otherwise liquidate any or all Margin a JP Morgan Entity selects, in any order and at any time, and apply the Proceeds thereof to satisfy any of your Obligations to it or any other JP Morgan Entity;

(v) buy any and all property that may have been sold short;

(vi) convert at your expense any Obligation from one currency into another currency at such rates as JP Morgan shall determine; and

(vii) take any other action permitted by law or in equity or by any Activity to protect, preserve or enforce JP Morgan’s rights or to reduce any risk to JP Morgan of loss or delay.

You agree that JP Morgan has no obligation to liquidate any Margin in any particular manner. At any sale of Margin or other sale or purchase permitted hereunder or otherwise, each JP Morgan Entity may sell or purchase to or from itself or JPM Affiliates or third parties; and the parties acknowledge and agree that the Securities subject to such sale or purchase are traded in a recognized market. Our rights and remedies hereunder are cumulative and are in addition to any other rights and remedies available at law or in equity. You shall be liable for any unpaid amounts, and, to the extent permitted by law, for interest on any amount not paid when due for the period from the due date thereof to the date of payment at a rate equal to the cost (without proof or evidence of any actual cost) to JP Morgan, as certified by it, if it were to fund the relevant amounts, plus 1% per annum.

8. FEES AND CHARGES; ACCOUNT RELATED COSTS. JPMS may charge commissions and other fees in respect of Clearing Transactions, custody or any other services furnished to you (collectively, “Service Fees”), and you shall pay such Service Fees at JPMS then-prevailing rates unless otherwise agreed in writing. Unless otherwise agreed with you in writing, such Service Fees may be changed from time to time, upon prior written notice. With respect to any short sale transactions in securities that are or become hard-to-borrow, your account also may be charged a borrow fee, which may be imposed or increased from time to time in light of changing market conditions, with notice to you (which in certain instances may not be prior notice) and you agree to pay such borrow fees at JP Morgan’s then-prevailing rates. JP Morgan reserves the right to impose minimum Service Fees on inactive accounts. Reasonable out-of-pocket expenses incurred by JP Morgan in the performance of its services hereunder and all other charges and disbursements incurred or made by JP Morgan in connection with your Accounts shall be paid by you. You will pay any applicable value added tax and such other taxes, duties and fees as are applicable to Activities in your Accounts entered into by you. If you are required by law to make any deduction or withholding from any payment due hereunder, you shall pay to us simultaneously with making such payment an additional amount as may be necessary in order for the total amount received by us after all deductions and withholdings to be equal to the amount which we would have received had no deduction or withholding been made. Any and all taxes, including any interest and penalties with respect thereto, which may be levied or assessed under present or future laws upon or in respect to your Accounts or upon or in respect of income thereof shall be paid by you. All such Service Fees, charges, expenses, disbursements and taxes as described above may be deducted by JP Morgan from your Accounts.

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9. ACTIVITY REPORTS; CONFIRMATIONS; ACCOUNT STATEMENTS. Activity reports relating to Activities in your Accounts shall be conclusive and binding if not objected to within two days after being made available or provided to you by JP Morgan, electronically or otherwise. Information relating to such Activities that is contained in confirmations and account statements, to the extent not included in such activity reports, shall be conclusive if not objected to in writing within three days (in the case of confirmations) and ten days (in the case of account statements), after transmission to you by mail or otherwise.

10. AUTHORIZED PERSONS; INSTRUCTIONS.

(a) JP Morgan is Authorized to Act on Instructions. JP Morgan is authorized to act upon any instructions relating to your Account reasonably believed by JP Morgan to have been given by a person (including officers, directors, employees or Investment Advisors acting for you) whom JP Morgan reasonably believes has been authorized by you to give such instructions (each, an “Authorized Person”). JP Morgan shall not be liable for acting in accordance with any such instruction; JP Morgan has no duty to make any inquiry as to such Authorized Person’s actual authority. You are obligated to and will perform all your Obligations to, and Activities entered into with, JP Morgan based upon instructions from an Authorized Person.

(b) Investment Advisor. In the event that you retain an investment advisor, manager or other agent (“Investment Advisor”) to act for you, you agree and acknowledge that (i) such Investment Advisor, and not JP Morgan, is responsible for making or recommending investments; (ii) JP Morgan does not select, endorse or recommend any Investment Advisor; and (iii) JP Morgan shall have no liability for acting in accordance with the instructions of such Investment Advisor.

11. CLEARING TRANSACTIONS.

(a) Delivery of Trade Details; Risk; Settlement Payment. When JP Morgan engages in Clearing Transactions for you: (i) you will furnish trade details in accordance with JP Morgan’s requirements as to content, manner and timeliness of delivery, as may be established from time to time; (ii) written instructions to you from JP Morgan shall include transmissions by or through facsimile transmission or delivered electronically (using the facsimile number or email address listed in our records); (iii) you shall bear all the risks and costs related to each Clearing Transaction, including non-performance by any Relevant Counterparty; (iv) unless JP Morgan extends credit to you, no later than the time at which JP Morgan becomes obligated to a Relevant Counterparty, you will provide JP Morgan, and be responsible for, the settlement payment (including the necessary securities) to enable JP Morgan to process, clear and settle the delivery of the securities and cash related to such Clearing Transaction, and any cash or securities necessary to meet a demand for margin made by any Relevant Counterparty. If either you or any Relevant Counterparty fails for any reason to settle the transaction and/or return any free delivery within a reasonable period of time, as determined by JP Morgan, you will be solely liable to JP Morgan for any and all loss, expenses or fail costs in connection therewith. JP Morgan shall have no liability whatsoever to you in any such circumstance. Nothing contained herein shall be construed as imposing liability on any JP Morgan Entity as a principal party in connection with any Clearing Transaction in which it is acting as agent and you shall not, under

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any circumstance, represent to any third party broker or dealer or any other entity that any JP Morgan Entity acts as a guarantor of any such Clearing Transaction.

(b) Ability to Complete Transactions. You will execute only bona-fide orders. If required for settlement, you will request a free delivery of cash or securities only when you have reasonable grounds to believe that the contra-party and the entity that executed your order have the financial capability to complete the contemplated transaction.

(c) Clearing Procedures and Timing. JP Morgan will attempt to clear Clearing Transactions within a reasonable period as determined by it, and utilize the same procedures it utilizes when clearing transactions on behalf of other customers.

(d) Settlements of Hong Kong Securities. JP Morgan does not act as your agent in settling any transaction in Hong Kong securities, but rather provides all settlement services in the capacity of independent service provider. Unless acting as executing broker or otherwise agreed, JP Morgan in its capacity as prime broker does not have the authority to execute contract notes or act on your behalf in such transactions other than to perform the relevant settlement services. Even if JP Morgan has agreed to make related filings on your behalf, you are responsible for attending to all stamp duty liabilities and other taxes and charges in respect of any transactions in Hong Kong securities. Where you give JP Morgan an instruction to settle any transaction in Hong Kong securities on your behalf, you will be deemed to have confirmed to JP Morgan at the time of the instruction, that all stamp duty obligations and liabilities have been met by you, unless you specifically request JP Morgan’s services in writing in arranging for the payment of any applicable Hong Kong stamp duty.

12. SHORT AND LONG SALES; AUTHORITY TO BORROW.

(a) Designation. Where required by Applicable Laws, you will appropriately designate any sell orders as “short” or “long.” You agree that any sell order you designate as long shall be for securities you then own. If such securities cannot be delivered by JP Morgan from your Accounts, the placing of such order shall constitute your representation that you will deliver them as soon as it is possible to do so, without undue inconvenience or expense to JP Morgan.

(b) Authority to Borrow. If JP Morgan is responsible for settling a short sale on your behalf, or if you fail to deliver any securities you have sold in a long sale, you authorize JP Morgan to borrow the securities necessary to enable JP Morgan to make delivery. You agree to be responsible for any cost or loss JP Morgan may incur borrowing or maintaining the borrowing of such securities. In the event that JP Morgan is unable to borrow or make delivery, you acknowledge that you will also be responsible of any resulting loss or cost sustained by JP Morgan. You acknowledge that any such borrowing may be terminated or closed out at any time.

(c) Designation Discrepancies. Your executing broker may identify your sale as “short” or “long” in the trade information reported by it to JP Morgan, and JP Morgan may reconcile such information with the trade information reported to it by you. In order to enable JP Morgan and your executing broker to comply with their obligations under Applicable Laws, you

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acknowledge that JP Morgan may advise your executing broker of any discrepancies between the trade information provided by your executing broker and the trade information provided by you.

(d) Threshold Securities. In order to enable JP Morgan to comply with its obligations under Applicable Laws, JP Morgan reserves the right to reject orders in Threshold Securities, as defined in Regulation SHO, in which JP Morgan has aged fails in such securities.

(e) Substitute Dividend Payments. When income is paid in relation to any securities sold short on, or by reference to, an “ex-date” on which such short position remains open, JP Morgan shall debit a sum of money or property from your account equivalent to the amount necessary to enable JP Morgan to make the equivalent payment to its lender in relation to the applicable securities loan, together with such additional amounts as may be agreed by you and JP Morgan.

13. OPTIONS TRANSACTIONS.

(a) Options Disclosures. In the event you purchase or write (i.e., sell) listed options, you hereby agree and acknowledge the following:

(i) all options transactions shall be subject to the constitution, rules, regulations, customs and usages of the Options Clearing Corporation and any exchange or other marketplace where executed;

(ii) you will not, acting either alone or in concert with others, violate the position or exercise limits of the exchanges, which limits may change from time to time;

(iii) you have read and understood the Options Risk Disclosure Document and Special Statement for Uncovered Writing and have determined that options trading is not unsuitable for you; and

(iv) you have read and understood the section of the Options Risk Disclosure Document entitled “Exercise and Assignment” and you understand that (A) with respect to any option over which the Options Clearing Corporation has control if you fail to give instructions to the contrary prior to the expiration date, of any such option, the Options Clearing Corporation will automatically exercise any such option which is in the money by a certain amount, which amount is determined by the Options Clearing Corporation in its discretion; (B) JP Morgan shall have no responsibility to advise you when an option in your account is nearing expiration and shall bear no responsibility for any loss incurred by you arising out of the fact that an option in your account was not exercised unless you have instructed JP Morgan to exercise such option by the time established by JP Morgan; (C) you may not receive actual notice of an exercise assignment until the week following the expiration date; (D) exercise assignment notices for option contracts are allocated among customer short positions pursuant to a procedure that randomly selects from among all customer short positions, including positions established on the day of assignment, those contracts that are liable for assignment at any time; and (E) all American-style short options are liable for assignment at any time, and by contrast, European-style short options are subject to assignment only on the expiration date. A more detailed description of such random allocation procedure is available upon request.

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You understand that JP Morgan is required by Applicable Laws, including but not limited to FINRA Rule 2360, to obtain from you certain information regarding your investment objectives and financial situation in order to determine that options transactions are not unsuitable for you and you hereby agree to provide JP Morgan with all information required to allow JP Morgan to make such determination.

(b) Limits. Options transactions are subject to risk, position, exercise and/or credit limits of which JP Morgan may notify you from time to time and/or established by the relevant exchange. JP Morgan may amend or impose any limit at any time in its discretion. You, acting alone or in concert with others, shall not exceed the position and exercise limits set forth by the relevant exchange. You hereby authorize JP Morgan to liquidate or close-out any of your positions or exercise any other remedy in JP Morgan’s sole discretion, without notice to you, if at any time, you exceed any applicable position or exercise limits. You shall be solely liable for any losses associated with such liquidation or close-out.

14. LIMITATION OF LIABILITY; INDEMNIFICATION.

(a) Limitation of Liability. JPMS shall have no liability with respect to any breach of its Obligations hereunder which does not arise from its willful misfeasance, bad faith or gross negligence. To the extent permitted by Applicable Law, you agree that, except for liabilities specifically provided for hereunder, no party hereto shall have any liability for any consequential, indirect, incidental, or any similar damages (even if informed of the possibility or likelihood of such damages).

(b) Indemnity. You shall indemnify and hold JPMS, its officers, directors, employees and agents harmless from and against, and shall pay JPMS on demand, any and all losses, claims, damages, liabilities, obligations, penalties, excise taxes, judgments and awards and costs incurred by JPMS (including costs of collection, reasonable attorneys’ fees, court costs and other expenses) in connection with, related to or arising from (i) your Obligations; (ii) enforcing its rights hereunder; (iii) any investigation, litigation or proceeding involving you, your accounts, any property therein (including claims to such property by third parties) or any Activity; and (iv) JPMS acting in reliance upon instructions JPMS reasonably believes to be transmitted by an Authorized Person (collectively, clauses (i) through (iv), “Costs”), except for such Costs to the extent that they arise from the willful misconduct, bad faith or gross negligence of JPMS, its officers, directors, employees or agents. For the avoidance of doubt, your indemnity for claims as described above includes claims asserted by third party brokers or dealers in connection with Clearing Transactions (including JP Morgan’s right to refuse to enter into a Clearing Transaction for you). Whether or not demand has been made, you authorize JP Morgan to debit any of your accounts for any and all such Costs.

15. AGENTS; SUB-CUSTODIANS.

(a) Employment of Agents. JPMS may employ agents or subcontractors in the performance of its Obligations under this Agreement. The appointment of any such agent or subcontractor pursuant to this Section 15(a) shall not relieve JPMS of any of its Obligations under this Agreement. Notwithstanding the foregoing, no Depository shall be considered an agent or subcontractor of JPMS and JPMS shall have no liability for any loss or damage arising

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out of the insolvency, acts or omissions of any Depository used by it or one of its agents, subcontractors or sub-custodians.

(b) Appointment of Sub-custodians. JPMS may appoint sub-custodians, including JPM Affiliates, of assets held by or through your Accounts. JPMS will exercise reasonable skill, care and diligence in the selection of any such sub-custodian and will be responsible to you for satisfying itself as to the ongoing suitability of such sub-custodian to provide custodial services, will maintain an appropriate level of supervision over such sub-custodian and will make appropriate inquiries periodically to confirm that the obligations of such sub-custodian continue to be competently discharged. Anything herein to the contrary notwithstanding, JPMS will be liable only for loss or damage (subject to the limitations in Section 14 above) arising out of the insolvency, acts or omissions of any sub-custodian appointed by it that is a JPM Affiliate, but shall not be liable for any such loss or damage arising out of the insolvency, acts or omissions of any sub-custodian appointed by it that is not a JPM Affiliate, provided that JPMS has complied with its undertakings in the preceding sentence.

16. REHYPOTHECATION.

(a) Use. Unless prohibited by Applicable Laws, you expressly authorize JPMS (i) to hold and register any Securities which constitute Margin hereunder in the name of JPMS or in another name other than your name, (ii) to pledge, repledged, hypothecate, rehypothecate, sell, lend or otherwise transfer or use any amount of the securities which constitute Margin hereunder (collectively with any of the uses described in clause (i), “Used”) either separately or in common with other property for any amounts due to JPMS thereon, and for a greater sum than, and for periods longer than, your Obligations, and JP Morgan shall have no obligation to retain a like amount of similar property in its possession and control, and (iii) to use or invest cash Margin at its own risk.

(b) Rights of Ownership. You acknowledge that, with respect to Securities Used by JPMS (i) in certain circumstances you may not be able to exercise voting and other attendant rights of ownership, (ii) rather than a dividend you may receive a payment which will not be eligible for the preferential tax rate or treatment which may apply to dividends and (iii) JPMS may receive and retain certain benefits (e.g., payments) to which you will not be entitled. Other than as specifically described in this Section 16, no such Use shall limit JPMS’s Obligations to you hereunder.

17. TERMINATION; SURVIVAL; SUCCESSORS. Either party may terminate this Agreement upon 30 days’ prior written notice; provided, however, that your termination of this Agreement shall not be effective until you have fully satisfied your Obligations. Your indemnity under Section 14 shall survive termination of this Agreement. This Agreement shall extend to and be binding upon all of the parties (whether now existing or hereafter added) and their respective successors and permitted assigns.

18. AMENDMENT. JP Morgan may modify the terms of this Agreement at any time upon prior written notice to you to the extent that such modification is required by Applicable Law. This Agreement may not be waived or modified absent a written instrument signed by an authorized representative of JP Morgan.

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19. RESOLUTION OF DISPUTES.

(a) DISPUTE DETERMINATION. ANY DISPUTE BETWEEN YOU AND A JP MORGAN ENTITY DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF, RELATING TO OR IN CONNECTION WITH JP MORGAN’S BUSINESS, ANY OBLIGATION, THIS AGREEMENT, ANY CLAIM BY YOU AGAINST A JP MORGAN ENTITY OR ANY CLAIM BY A JP MORGAN ENTITY AGAINST YOU (REFERRED TO COLLECTIVELY HEREIN AS A “DISPUTE”) SHALL BE DETERMINED BY LITIGATION IN A COURT EXCEPT THAT WITH RESPECT TO DISPUTES WHICH ARE ELIGIBLE FOR ARBITRATION PURSUANT TO FINRA RULE 10101 AND/OR THE RULES OF THE NYSE, AS ADOPTED BY FINRA, EITHER PARTY RETAINS THE RIGHT TO PROCEED BY OR COMPEL ARBITRATION. IF EITHER PARTY CHOOSES TO PROCEED BY ARBITRATION, YOU AND JP MORGAN AGREE TO THE PROCEDURES, AND TO ABIDE BY THE REQUIREMENTS, LISTED IN SECTION 20 BELOW. SHOULD EITHER PARTY CHOOSE TO PROCEED BY LITIGATION, YOU AND JP MORGAN AGREE TO FOLLOW THE PROCEDURES, AND TO ABIDE BY THE REQUIREMENTS, LISTED IN THIS SECTION 19. IF THIS SECTION 19 OR SECTION 20 IS INCONSISTENT WITH THE PROVISIONS OF ANY OTHER AGREEMENT, THIS SECTION 19 AND SECTION 20 SHALL PREVAIL; PROVIDED, HOWEVER, IF THE DISPUTE ARISES SOLELY WITH RESPECT TO A TRANSACTION ARISING UNDER A GOVERNING AGREEMENT, YOU AND JP MORGAN AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY THE REQUIREMENTS, LISTED IN SUCH GOVERNING AGREEMENT.

(b) Exclusive Jurisdiction. With respect to any application for a provisional remedy, any application for judgment on an arbitration award, and with regard to any suit, action, or other proceeding (excluding an arbitration proceeding and enforcement of a judgment or award as provided in Section 19(c) below) with respect to, based upon or relating to a Dispute, each party irrevocably (i) submits to the exclusive jurisdiction of the U. S. District Court for the Southern District of New York (located in New York County), or, if such court does not have jurisdiction, the Supreme Court of the State of New York, County of New York (each, the “Court,” as applicable); (ii) waives any objection that it may have at any time to the laying of venue of any proceedings brought in any such Court, waives any claim that such proceedings have been brought in an inconvenient or improper forum and further waives the right to object, with respect to such proceedings, that such Court does not have any jurisdiction over such party; (iii) will not commence any action or proceeding with respect to, based upon or relating to a Dispute in any other court; (iv) agrees, subject, and without prejudice, to the right to arbitration in accordance with Section 20 below, that all claims with respect to, based upon or relating to any Dispute may be heard and determined in such Court; and (v) waives and agrees not to assert any claim of immunity from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to such party or its property.

(c) Enforcement. Any judgment or award obtained with respect to a Dispute may be enforced in the courts of any jurisdiction where the party and/or any of its property may be found without re-examination of the matters previously adjudicated or determined, and each party irrevocably submits to the jurisdiction of each such court for such purpose.

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(d) Service of Process. You irrevocably designate and appoint the individual or entity specified on the signature page as an authorized agent to receive service of process on your behalf in connection with any Dispute, including with respect to any arbitration or other proceeding, such appointment to continue until you appoint a different authorized agent acceptable to JP Morgan. If for any reason such authorized agent is unable to act as such, you will promptly notify JP Morgan and promptly appoint an authorized agent acceptable to JP Morgan. You irrevocably consent to service of process given in any of the manners provided for notices in this Section, provided that nothing in this Agreement will affect the right of either party to service of process in any other manner permitted by Applicable Law.

(e) WAIVER OF JURY TRIAL. EACH OF YOU AND JP MORGAN (AND, TO THE EXTENT PERMITTED BY LAW, ON BEHALF OF THEIR RESPECTIVE EQUITY HOLDERS AND CREDITORS) KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE AND ANY RIGHT IT MAY HAVE TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. IN THE EVENT OF DISPUTE, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

20. ARBITRATION.

(a) PROCEEDINGS. THE PROVISIONS OF THIS SECTION 20 ARE APPLICABLE ONLY TO ARBITRATION PROCEEDINGS ELIGIBLE FOR ARBITRATION PURSUANT TO FINRA RULE 10101 AND/OR THE RULES OF THE NYSE AS ADOPTED BY FINRA. YOU HAVE THE RIGHT TO HAVE ANY ACTION OR PROCEEDING DETERMINED BY BINDING ARBITRATION. THIS AGREEMENT CONTAINS A PREDISPUTE ARBITRATION CLAUSE. BY SIGNING AN ARBITRATION AGREEMENT THE PARTIES AGREE AS FOLLOWS:

(i) ALL PARTIES TO THIS AGREEMENT ARE GIVING UP THE RIGHT TO SUE EACH OTHER IN COURT, INCLUDING THE RIGHT TO A TRIAL BY JURY, EXCEPT AS PROVIDED BY THE RULES OF THE ARBITRATION FORUM IN WHICH A CLAIM IS FILED.

(ii) ARBITRATION AWARDS ARE GENERALLY FINAL AND BINDING; A PARTY’S ABILITY TO HAVE A COURT REVERSE OR MODIFY AN ARBITRATION AWARD IS VERY LIMITED.

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(iii) THE ABILITY OF THE PARTIES TO OBTAIN DOCUMENTS, WITNESS STATEMENTS AND OTHER DISCOVERY IS GENERALLY MORE LIMITED IN ARBITRATION THAN IN COURT PROCEEDINGS.

(iv) THE ARBITRATORS DO NOT HAVE TO EXPLAIN THE REASONS FOR THEIR AWARD UNLESS, IN AN ELIGIBLE CASE, A JOINT REQUEST FOR AN EXPLAINED DECISION HAS BEEN SUBMITTED BY ALL PARTIES TO THE PANEL AT LEAST 20 DAYS PRIOR TO THE FIRST SCHEDULED HEARING DATE.

(v) THE PANEL OF ARBITRATORS MAY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

(vi) THE RULES OF SOME ARBITRATION FORUMS MAY IMPOSE TIME LIMITS FOR BRINGING A CLAIM IN ARBITRATION. IN SOME CASES, A CLAIM THAT IS INELIGIBLE FOR ARBITRATION MAY BE BROUGHT IN COURT.

(vii) THE RULES OF THE ARBITRATION FORUM IN WHICH THE CLAIM IS FILED, AND ANY AMENDMENTS THERETO, SHALL BE INCORPORATED INTO THIS AGREEMENT.

(b) FORBEARANCE. ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE HELD ONLY AT THE FACILITIES OF, BEFORE AN ARBITRATION PANEL APPOINTED BY, AND PURSUANT TO THE RULES OF FINRA. THE AWARD OF THE ARBITRATORS, OR OF THE MAJORITY OF THEM, SHALL BE FINAL, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT, STATE OR FEDERAL, HAVING JURISDICTION. NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION; WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL:

(i) THE CLASS CERTIFICATION IS DENIED; OR

(ii) THE CLASS IS DECERTIFIED; OR

(iii) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT.

SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

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(c) Provisional Remedy. Notwithstanding the provisions of paragraph A above, either party may seek, in either Court, any such temporary or provisional relief or remedy (“provisional remedy”) provided for by the laws of the United States or the laws of the State of New York as would be available in an action based upon such dispute or controversy in the absence of an agreement to arbitrate. The parties intend to have any such application for a provisional remedy decided by the Court to which it is made and that such application shall not be referred to or settled by arbitration. No such application for a provisional remedy, nor any act or conduct by either party in furtherance of or in opposition to such application, shall constitute a relinquishment or waiver of any right to have the underlying dispute or controversy with respect to which such application is made settled by arbitration in accordance with paragraphs (a) and (b) above.

21. OTHER AGREEMENTS. The provisions of this Agreement shall amend and restate and supersede any prior Institutional Account Agreement or Professional Account Agreement entered into by and between you and JP Morgan. The rights and remedies granted herein to each party are in addition to any other rights and remedies which arise under any Governing Agreement. For the avoidance of doubt, each JP Morgan Entity that is a party to a Governing Agreement may exercise any rights thereunder separately from the exercise of any rights under this Agreement.

22. CONSENT TO ELECTRONIC DELIVERY. You consent to electronic delivery of all documents that may be required to be delivered to you, including prospectuses, confirmations, activity reports and/or account statements. Such electronic delivery may be effected through JP Morgan’s web site, through software provided to you by JP Morgan, and/or by delivery to the electronic mail address you provide to JP Morgan.

23. MUTUAL FUND TRANSACTIONS. In the event you engage in mutual fund transactions, you hereby agree and acknowledge that JP Morgan shall process orders for the purchase or redemption of mutual fund shares provided that (i) JP Morgan receives the orders from you by the earlier of 4:00 p.m. on such day or such other time as determined by JP Morgan or required by Applicable Laws or the applicable mutual fund’s prospectus and (ii) the applicable mutual fund has accepted the order for processing on that day. Orders that are accepted by the applicable mutual fund shall be priced by such mutual fund at the applicable net asset value of the mutual fund shares as computed by the mutual fund that same day for such transactions.

24. DEBIT BALANCES; TRUTH-IN-LENDING. You acknowledge receipt of JP Morgan’s Truth-in-Lending disclosure statement or any analogous disclosure statement. You understand that interest will be charged on any debit balances in your accounts in accordance with the methods described in such statement or in any amendment thereof or revision thereto which may be provided to you or at the rate provided for in Section 7 above, if higher and not prohibited by Applicable Laws. Any debit balance that is not paid at the close of an interest period will be added to the opening balance for the next interest period.

25. MISCELLANEOUS.

(a) Money Laundering and Terrorist Financing. JP Morgan is committed to complying with U.S. statutory and regulatory requirements designed to combat money

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laundering and terrorist financing, including but not limited to the USA Patriot Act of 2001 and those administered by the Office of Foreign Assets Control (collectively, “AML and Sanctions Laws”). You understand that JP Morgan is required by such AML and Sanctions Laws to obtain certain identification documents or other information in order to comply with its customer identification procedures and you acknowledge that until you provide the required information or documents, JP Morgan may not be able to open or maintain accounts or effect any transactions for you. You hereby acknowledge and agree that you will not use your accounts in a manner that may cause a violation of AML and Sanctions Laws.

(b) Brokerage Account Mechanics-Impartial Lottery Allocation; Proxies and Related Material; Documentation as a Condition Precedent to the Transfer of Securities; and Disclosure to Issuers of Securities and Other Persons. The following shall apply to brokerage accounts maintained for you by JP Morgan and the securities credited thereto.

(i) In the event JP Morgan holds on your behalf bonds or preferred stocks in street name or bearer form which are callable in part, you agree that you will participate in the impartial lottery allocation system of the called securities in accordance with FINRA rules, or if not applicable, any other appropriate self-regulatory organization. When any such call is favorable, no allocation will be made to any account with respect to which JP Morgan has actual knowledge that an officer, director or employee of a JPM Affiliate has any financial interest until all other customers are satisfied on an impartial lottery basis.

(ii) You hereby appoint each investment adviser specified in the Proxy and Related Material Delivery Chart (each, a “Proxy Agent”) to receive and act upon Proxy and Related Material related to the account specified opposite such Proxy Agent’s name on such chart (such account referred to herein as such Proxy Agent’s, “Proxied Account”) and you hereby instruct JP Morgan to deliver all Proxy and Related Material for each Proxied Account to the Proxy Agent appointed therefor at the mailing address specified opposite such Proxy Agent’s name on such chart and to accept instructions related to such Proxy and Related Material from such Proxy Agent. If no Proxy Agent is appointed for an account, then all Proxy and Related Material will be delivered to you in accordance with Section 25(e). In connection with the foregoing appointment and instruction, if you have appointed a Proxy Agent, you acknowledge that (i) only one copy of Proxy and Related Material is available for distribution and accordingly you will receive such materials through your Proxy Agent and you will not receive a copy thereof and (ii) notwithstanding such appointment, material related to the reorganization of the capitalization of any issuer of securities credited to a Proxied Account will be delivered to you in accordance with Section 25(e) rather than through your Proxy Agent.

(iii) You will provide us with any necessary documentation (including prospectuses and opinions) in order to satisfy legal transfer requirements, in accordance with Applicable Laws.

(iv) You hereby instruct JP Morgan not to disclose your name, address or holdings in securities to an issuer of common stock credited to your account who requests such information from JP Morgan. You acknowledge that pursuant to Applicable Law,

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JP Morgan, in certain circumstances, may not have the flexibility to follow such instruction. You may rescind this instruction on written notice delivered to JP Morgan.

(v) Without limiting JP Morgan’s rights under Applicable Law, you hereby agree that JP Morgan may, without notice to you, disclose information relating to you: (i) if it considers such disclosure to be required by any court of competent jurisdiction or by Applicable Law; (ii) to any governmental or regulatory or supervisory or self-regulatory body; (iii) in defense of claims or enforcement of rights; (iv) to any of JP Morgan’s external lawyers, accountants, auditors, insurers and others providing advice and/or other service to JP Morgan; or (v) to any registrars, depositories, clearing agents, exchanges, sub-custodians, other agents or service providers or other trading venues requiring such disclosure.

(c) No Waiver. Neither JP Morgan’s failure to insist at any time upon strict compliance with this Agreement or with any of the terms hereof, nor any continued course of such conduct on its part, shall constitute or be considered a waiver by JP Morgan of any of its rights or privileges hereunder. For the avoidance of doubt, JP Morgan may provide notices to you that it is not required to provide to you and may refrain from making Margin calls or otherwise insisting on strict performance of your Obligations, and you acknowledge and agree that no such conduct shall constitute, or be relied upon by you as constituting, a waiver of JP Morgan’s rights to strict performance of all agreements with you or as imposing any obligation on JP Morgan not contained in any agreement with you. No demands, calls, tenders or notices that JP Morgan may have made or given in the past in any one or more instances shall constitute a requirement that JP Morgan make or give the same in the future.

(d) Assignment. Any assignment of your rights and Obligations without obtaining the prior written consent of an authorized representative of JP Morgan shall be null and void. Each JP Morgan Entity shall have the right to assign all of its rights and Obligations to any other JP Morgan Entity without prior notice to you, or to any third party if part of a general transfer of the prime brokerage business by JP Morgan to such third party, with such notice as required under Applicable Law.

(e) Notices.

(i) Notices to JP Morgan. Any notices, demands, correspondence or other communications from you to JP Morgan under this Agreement shall be written, addressed to JP Morgan, 383 Madison Avenue, New York, New York 10179, Attention: Chief Legal Officer, or such other address of which we give you written notice and shall be effective upon actual receipt by JP Morgan at such address.

(ii) Notices to You. Except as otherwise specifically provided herein all notices and communications provided under this Agreement shall be in writing or confirmed in writing and delivered to the party entitled to receive such notices at the physical address, facsimile number or email address of the intended recipient specified in JP Morgan’s records, or to such other address as you may provide. Any such notice or communication shall be deemed to be received (A) if sent by facsimile or email, on the day it was sent, (B) if delivered by hand to a physical address, on the day it was so

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delivered, (C) if sent by US mail to an address within the US, on the earlier of the date of delivery or the second business day after the time of placing in the mail, and in proving delivery, it shall be sufficient to prove that the notice was properly addressed, stamped, and posted or (D) if delivered by some other means, on the day of delivery.

(f) Force Majeure. In no event shall JPMS be liable for (i) any cost, damages or delay caused, directly or indirectly, by war, acts of terrorism, riots, civil commotion, strikes, labor disputes, government acts, laws or regulations, exchange or market rulings, suspension of trading, embargoes, natural disasters, electrical failures, telephone communication line failures, computer failures, unavailability of the Federal Reserve Bank wire or telex or otherwise or communication facility or otherwise or any other cause of contingency to the extent beyond JP Morgan’s control that may prevent or delay the performance of any JPMS’s Obligations (an “Extraordinary Event”); or (ii) any damages caused, directly or indirectly, by your executing broker, by erroneous information received from you or by your failure to deliver instructions, including a failure which results in a lack of position or a failure to exercise rights on your behalf. In the event of an Extraordinary Event that may prevent or delay the performance of any of JPMS’s Obligations, the performance of JPMS’s Obligations shall be excused for the period of the delay and JP Morgan will in no event be liable for any loss, liability, damage, claim, cost or expense (including fees and expenses of legal counsel) arising from such delay or non-performance.

(g) Credit Information and Investigation; Sharing of Information. You authorize JP Morgan and, if applicable, your broker, in its or their discretion, to make and obtain reports concerning your credit standing and business conduct. You may make a written request within a reasonable period of time for a description of the nature and scope of the reports made or the information received by a JP Morgan Entity pursuant to the foregoing authorization. You acknowledge that JPM Affiliates share many computer systems and employees, and also share information concerning their respective customers for the purpose of monitoring and approving credit, legal, regulatory and underwriting exposures and administration of the customer’s accounts with and transactions with or through any JPM Affiliate. Such information will be treated by each JPM Affiliate pursuant to its policies and procedures designed to protect the confidentiality and security of customer information and to ensure that such information is used only in a manner that is consistent with Applicable Laws.

(h) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ANY CHOICE OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(i) Severability. If any provision hereof is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with any such law, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

(j) Headings. The headings of the provisions hereof are for descriptive purposes only and shall not modify or qualify any of the rights or obligations set forth in such provisions.

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(k) Construction. References to times in this Agreement are to the prevailing time in New York City. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless otherwise expressly provided, any time JP Morgan is authorized or entitled to take any action, refrain from taking any action or make any determination, it may do so in its sole discretion, exercised in good faith. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(l) Recording. For the protection of the parties, and as a way of correcting misunderstandings, you authorize JP Morgan, at its discretion and without prior notice to you, to monitor and/or record any or all telephone conversations between you and any of JP Morgan’s employees or agents which may be used in connection with any dispute between the parties or in any other way related to this Agreement.

(m) Right to Decline or Set Limits. Nothing in this Agreement obligates JP Morgan to enter into any Activity with you, including but not limited to Clearing Transactions, notwithstanding past practice or market custom. Rather, JP Morgan may (i) decline to execute, clear or settle any Clearing Transaction and (ii) decline to enter into, execute, extend, renew or “roll over” any other Activity with you, including any Activity done on an “open” or “demand” basis. Such a declination, in and of itself, shall not operate as a termination of this Agreement. JP Morgan may, at any time, place a limit (expressed in dollars, positions, or number of units) on the size of transactions that JP Morgan will accept for execution, clearance and/or settlement.

(n) Performance. Each Activity hereunder has been entered into in consideration of each other Activity hereunder and, unless otherwise determined by JP Morgan, (i) your performance of each and every one of your Obligations when due is a condition precedent to JP Morgan’s performance of its Obligations to you and (ii) the Obligation of each JP Morgan Entity to you shall be suspended and shall not mature until you have paid and performed in full all of your Obligations when due to each JP Morgan Entity.

(o) Netting Contract. It is understood that this Agreement constitutes a “netting contract” and each payment entitlement and payment obligation under any Activity hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively (except insofar as one or both of the parties is not a “financial institution” as that term is defined in the Federal Deposit Insurance Corporation Improvement Act of 1991).

(p) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same agreement.

(q) Facsimiles or PDFs. Receipt of a facsimile or pdf copy hereof or of any writing delivered in connection herewith shall have the same force and effect as receipt of the original executed copy thereof.

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(signature page follows)

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BY SIGNING THIS AGREEMENT, YOU ACKNOWLEDGE THAT:

THE SECURITIES IN YOUR MARGIN ACCOUNTS AND ANY SECURITIES FOR WHICH YOU HAVE NOT FULLY PAID, TOGETHER WITH ALL ATTENDANT OWNERSHIP RIGHTS, MAY BE USED BY JP MORGAN AS MORE SPECIFICALLY SET FORTH IN SECTION 16 ABOVE; AND

THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AT SECTIONS 19 AND 20.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Institutional Account Agreement to be duly executed and delivered as of the date first above written. Parties organized under the laws of the Cayman Islands hereby execute this Institutional Account Agreement as a deed.

CMF ASPECT MASTER FUND L.P.	J.P. MORGAN SECURITIES LLC
JPMORGAN CHASE BANK, N.A.
By: Ceres Managed Futures LLC	J.P. MORGAN SECURITIES PLC
J.P. MORGAN SECURITIES (ASIA PACIFIC) LIMITED
J.P. MORGAN SECURITIES ASIA PRIVATE LIMITED
J.P. MORGAN SECURITIES AUSTRALIA LIMITED
JPMORGAN SECURITIES JAPAN CO., LTD.
J.P. MORGAN PRIME NOMINEES LIMITED
J.P. MORGAN MARKETS LIMITED
J.P. MORGAN PRIME INC.

By: /s/ Thomas Zeng
Thomas Zeng Managing Director
By: /s/ Patrick T. Egan
Patrick T. Egan
President & Director—Ceres Managed Futures LLC
Name and Title of Signatory

Witnessed by:
[Cayman entities only]

Witness’s Name:
[Cayman entities only]

Date:
[Cayman entities only]

Individual or Entity for Service of Process

For JP Morgan Use Only (02-15-2017) Form # 0000

O  000 SEC DISC  O  000 W-9  O  000 IAA

Proxy and Related Material Delivery Schedule to the Institutional Account Agreement

For purposes of Section 25(b)(ii):

Proxy Agent	Mailing Address of Proxy Agent	Proxied Accounts

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SCHEDULE I

EXCLUDED ACCOUNTS

Name of Account Maintained at JPMorgan Chase Bank, N.A.	DDA A/C #
CMF Aspect Master Fund L.P.	###########

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SUPPLEMENT TO INSTITUTIONAL ACCOUNT AGREEMENT

REGARDING FIXED INCOME CLEARING TRANSACTIONS

The terms and conditions hereof (this “Supplement”) shall supplement and become part of the Institutional Account Agreement (the “IAA”) to which this Supplement is attached. This Supplement shall apply to Activities that are processed and cleared in a FIC PB Account (“Fixed Income Clearing Transactions”) but shall not apply to Activities that are processed and cleared in an Equity PB Account. Capitalized terms used without definition herein shall have the meanings ascribed to them in the IAA. Each Fixed Income Clearing Transaction shall be deemed a Clearing Transaction. In the event of any inconsistency between any term or provision contained in this Supplement and any term or provision contained in the IAA, the relevant term or provision contained in this Supplement shall govern solely to the extent of such inconsistency. Except as provided herein, all other terms of the IAA shall continue in full force and effect.

1. Fixed Income Clearance; Trade Reporting and Processing. It is agreed that you shall be the party in interest for each Fixed Income Clearing Transaction entered into with your trading counterparties (“Executing Counterparty or Counterparties”), and you shall bear any and all risks and costs related to such Fixed Income Clearing Transaction, including non-performance by an Executing Counterparty. Furthermore, you agree that you shall timely provide to JP Morgan any securities or money required for JP Morgan to complete such transaction and to satisfy any demand for margin made by an Executing Counterparty or JP Morgan in respect of a Fixed Income Clearing Transaction.

You agree to report the Trade Details (as defined below) of all Fixed Income Clearing Transactions excluding same day settlement transactions) by 6:00 p.m. on the trade date. JP Morgan may decline Fixed Income Clearing Transactions reported after such times. Fixed Income Clearing Transactions reported after 6:00 p.m. may be processed the next business day. You agree to be responsible for any costs associated with any fail resulting from late reporting, which may include a one-day, 50-basis-point surcharge to finance the Fixed Income Clearing Transaction and a $100 late fee.

JP Morgan may, at any time, place a limit (expressed in dollars, positions, or number of units) on the size of transactions that JP Morgan will accept for clearance and/or settlement. JP Morgan may by notice to you, which may be provided orally, require you immediately to liquidate or otherwise reduce, reverse or hedge a position or account to reduce the amount of your Obligations or JP Morgan’s obligations to third parties or otherwise mitigate risk, and you hereby authorize JP Morgan to take such action on your behalf for your account and risk if you fail to comply with JP Morgan’s request.

2. Repurchase, Reverse Repurchase, Buy/Sell Back, Sell/Buy Back Transactions or Securities Lending with Third Parties. If you request that JP Morgan clear and settle repurchase transactions and/or reverse repurchase transactions that you may execute with third parties, you agree that: (a) each such repurchase and/or reverse repurchase transaction shall be deemed a Clearing Transaction, (b) you will notify JP Morgan of the Trade Details (as defined below) of the repurchase and/or reverse repurchase transactions in the Federal Reserve Bank or

FIC-1

(v.2) Form # 0000	JPM Standard Form
01009	FIC Supplement to IAA (2017-02-15)

The Depository Trust & Clearing Corporation no later than 12:00 p.m. on the settlement date; provided, that for those such transactions cleared outside of the Federal Reserve Bank or The Depository Trust & Clearing Corporation, you shall notify JP Morgan of the Trade Details (as defined below) on trade date; and provided, further, that in the event such transaction is for the same day value, you shall notify JP Morgan of the Trade Details (as defined below) no later than 4 hours before the relevant market clearing closing deadline, (c) you shall be the party in interest for such Clearing Transaction and you shall bear all the risks related to such Clearing Transaction including non-performance by the third party and (d) you will provide JP Morgan the necessary securities or cash, as the case may be, to enable JP Morgan to process, clear and settle the delivery of the securities and cash related to such transactions, including any cash or securities necessary to meet a demand for margin made by the third party.

You shall not, under any circumstances represent to any third party that any JP Morgan Entity acts as guarantor of any repurchase, reverse repurchase, buy/sell back, sell/buy back or securities lending transactions you execute with such third party.

3. Trade Details. You will furnish Trade Details (as defined below) in accordance with JP Morgan’s requirements as to content, manner and timeliness of delivery, as may be established from time to time. The term “Trade Details” shall mean the specific third party, the department at the specific third party, the purchase/settlement date, the purchase or sale price, and in connection with a repurchase, reverse repurchase, buy/sell back or sell/buy back Clearing Transaction as described in Section 2 of this Supplement, the purchased securities, the pricing rate and the repurchase date.

4. Collection of Principal and Interest Payments. JP Morgan will receive payments of principal and interest due and payable on or on account of securities held by JP Morgan in your account. JP Morgan shall not, however, be responsible to (a) claim payments of principal and interest due and payable with respect to securities that are the subject of repurchase, reverse repurchase, buy/sell back or sell/buy back transactions with third parties or (b) enforce collection, by legal means or otherwise, of any payments of principal and/or interest not paid when due.

5. Fees. From time to time, JP Morgan and you will agree on compensation to be paid with respect to Fixed Income Clearing Transactions. JP Morgan reserves the right to impose minimum fees.

6. FICC Subaccount. In the event that JP Morgan establishes a subaccount for you at the Mortgage-Backed Securities Division of the Fixed Income Clearing Corporation (“FICC”), (a) your margin requirement attributable to such subaccount shall be pursuant to Section 5 of the IAA, and (b) you shall pay all transaction, maintenance and other fees and charges that are related to your subaccount. For the avoidance of doubt, all activities transacted through the FICC subaccount shall be deemed Fixed Income Clearing Transactions hereunder. You shall comply with margin calls for Clearing Transactions cleared through the FICC as follows: (a) if you are notified by 12:00 p.m., such margin call shall be satisfied on the same day by the close of the Federal Reserve wire for money transactions, or (b) if you are notified after 12:00 p.m., such margin call shall be satisfied by the close of the Federal Reserve wire for money transactions on

FIC-2

(v.2) Form # 0000	JPM Standard Form
01009	FIC Supplement to IAA (2017-02-15)

the next New York business day; provided, that, in the event that JP Morgan receives an intraday margin call from the FICC with respect to your subaccount (including, for the avoidance of doubt, after 12:00 p.m.) and JP Morgan determines in its sole discretion exercised in good faith that the margin that you maintain at JP Morgan is insufficient to comply with such margin call from the FICC, JP Morgan may notify you that additional margin is required to the extent of such insufficiency, and you shall satisfy such margin call on the same day by the close of the Federal Reserve wire for money transactions.

7. Activity Reports. To the extent that cash, positions and/or transactions in securities or loans are credited to your account prior to the actual settlement of the applicable transactions to which such assets relate, including repurchase, reverse repurchase, buy/sell back or sell/buy back transactions, such credit is a conditional entry subject to the actual settlement thereof and the fulfillment by you and third parties of your and their obligations in connection with the settlement of the applicable transaction. No such conditional credit or entry shall release you from any such obligations. Securities or loans that are credited to your account, including those related to unsettled transactions, may be subject to repurchase, reverse repurchase, buy/sell back, sell/buy back or other transactions that you have entered into with JP Morgan or third parties, which may substantially reduce the value of your account. In any such case your rights, in respect of such loans or securities shall consist of your rights under the applicable repurchase, reverse repurchase, buy/sell back, sell/buy back or other transaction agreement.

8. Non-Waiver. For the avoidance of doubt and as set forth in the IAA, JP Morgan may decline to clear or settle any Fixed Income Clearing Transaction including, notwithstanding your compliance with Section 10 of this Supplement. Further, nothing contained in this Supplement nor compliance with the provisions of this Supplement shall constitute a limitation on or a waiver by JP Morgan of any of its rights under the IAA.

9. Monthly Financial Statements. You will provide us with monthly financial statements by the 20th day of the month following the end of each month.

10. Collateral in Connection with Clearing Transactions. In addition to any other margin or collateral requirements of any JP Morgan Entity, you shall maintain at all times with JPMS cash or securities acceptable to JPMS as a clearing deposit or otherwise to secure the payment and performance of your Obligations in amount determined by JPMS in its sole discretion in connection with Clearing Transactions under this Supplement. Upon termination of this Agreement, JP Morgan reserves the right to withhold margin, as determined by it in its commercially reasonable discretion exercised in good faith, for ninety (90) days to satisfy Obligations due to reclaims or claw-backs by a clearing system or Depository in connection with Activities cleared or processed in your FIC PB Account prior to such termination.

11. Authorization of Repurchase and Reverse Repurchase Transactions. You authorize JP Morgan to engage in repurchase or reverse repurchase transactions on your behalf with a JP Morgan Entity, including J.P. Morgan Securities LLC. Any such repurchase or reverse repurchase transaction shall be subject to the terms of the Master Repurchase Agreement entered between you and J.P. Morgan Securities LLC, or other JP Morgan Entity, and you agree to be bound by its terms, which include, without limitation, the rate, term, margin amounts and

FIC-3

(v.2) Form # 0000	JPM Standard Form
01009	FIC Supplement to IAA (2017-02-15)

securities types, as you will be notified pursuant to a separate confirmation of trade provided to you, and as set forth in a daily account statement provided to you. You acknowledge that you may not rely on JP Morgan to engage in repurchase or reverse repurchase transactions on your behalf and that this authorization is not considered a line of credit or a commitment on the part of JP Morgan, nor shall past practice or custom obligate JP Morgan to engage in any such repurchase or reverse repurchase transactions in the future.

12. Additional Authorization to Transfer Margin. Each JP Morgan Entity is authorized to transfer or request the transfer of Margin or property, including cash, to or from any other JP Morgan Entity to satisfy any of your Obligations under any master repurchase agreement or securities lending agreement, including forms of such agreements is published by the Bond Market Association (“BMA”), BMA and the International Securities Market Association (“ISMA”), and the International Securities Lenders Association (“ISLA”). If such transfer is made to satisfy an Obligation under a repurchase agreement, global master repurchase agreement, or global master repurchase agreement, then such Margin or property shall be treated as Additional Purchase Securities, Margin Securities or Collateral, as such terms are defined under the BMA, TBMA/ISMA or ISLA form, respectively. You acknowledge that, notwithstanding a JP Morgan Entity’s right to transfer or request the transfer of Margin or property, JP Morgan’s rights hereunder shall not be construed as an obligation to transfer or request the transfer of Margin or property. You further acknowledge that the decision to transfer Margin or property on a particular occasion or occasions shall not be construed as an obligation to do so in the future, and you may not rely on JP Morgan taking action hereunder. This section shall be without prejudice and in addition to any other rights JP Morgan is at any time otherwise entitled to (whether by operation of law, contract or otherwise), including JP Morgan’s right to make a request for Margin to be delivered in some other manner.

(continued on next page)

FIC-4

(v.2) Form # 0000	JPM Standard Form
01009	FIC Supplement to IAA (2017-02-15)

13. Settlement Obligations. Notwithstanding anything to the contrary in the IAA, (a) amounts required from you prior to the settlement of Fixed Income Clearing Transactions and (b) debits to your account for settlement obligations in relation to your Fixed Income Clearing Transactions shall be payable or repayable, as the case may be, upon demand by JP Morgan.

CMF ASPECT MASTER FUND L.P.

By: Ceres Managed Futures LLC

By:	/s/ Patrick T. Egan
Patrick T. Egan

Name and Title:	President & Director—Ceres Managed Futures LLC

Date: July 12, 2017

FIC-5

(v.2) Form # 0000	JPM Standard Form
01009	FIC Supplement to IAA (2017-02-15)

SUPPLEMENT TO INSTITUTIONAL ACCOUNT AGREEMENT

REGARDING PRIME BROKERAGE SERVICES

The terms and conditions hereof (this “Supplement”) shall supplement, become part of, and be subject to, the Institutional Account Agreement (the “IAA”) to which it is attached. This Supplement sets forth additional terms and conditions under which JP Morgan will provide prime brokerage services for your accounts that are processed and cleared in an Equity PB Account. Notwithstanding the foregoing or anything else contained in this Supplement, this Supplement shall not apply to Activities that constitute clearance services to you for transactions executed away from JP Morgan involving securities that are processed and cleared in a FIC PB Account (“Fixed Income Clearing Transactions”). Each transaction hereunder shall be deemed a “Clearing Transaction”, as defined in the IAA. All defined terms in the IAA shall have the same meanings herein as they have in the IAA. In the event of any inconsistency between any term or provision contained in this Supplement and any term or provision contained in the IAA, the relevant term or provision contained in this Supplement shall govern solely to the extent of such inconsistency. Except as provided herein, all other terms of the IAA shall continue in full force and effect. The prime brokerage services hereunder shall be provided in a manner not inconsistent with the no-action letter dated January 25, 1994 issued by the Division of Market Regulation of the Securities and Exchange Commission (the “SEC Letter”), as amended or supplemented.

1. Prior to the commencement of any prime brokerage activity, JP Morgan will enter into an agreement with the executing broker you have designated which will set forth the terms and conditions under which your executing broker will be authorized to accept orders from you for settlement by JP Morgan (each, a “PB Agreement”). Thereafter JP Morgan will enter into PB Agreements with any additional executing brokers you designate to it from time to time. JP Morgan will accept for clearance and settlement trades executed on your behalf by your executing broker with which it has executed a PB Agreement with respect to you. On the day following each transaction, JP Morgan will send you a notification of each trade placed with your executing broker based upon the information provided by you. This notification contains some but not all of the information required to appear in a confirmation. Your executing broker is responsible for delivering to you a confirmation of each trade executed and settled on your behalf.

2. JP Morgan may become obligated to settle trades executed on your behalf by your executing broker and reported to JP Morgan by you and your executing broker, provided that you have reported to JP Morgan promptly upon execution of the trade, but in no event later than 5:30 p.m. (New York time) on the trade date, or by such other time as JP Morgan may advise you, all the details of such trades including the contract amount, the security involved, the number of shares or the number of units and whether the transaction was a long, or a short sale or a purchase, and further provided that JP Morgan has not “DK’d” (“indicated it does not know”) or has not subsequently disaffirmed such trades. If JP Morgan becomes obligated to settle a trade, you shall be responsible and liable to JP Morgan for making the settlement payment (including the delivery of applicable securities) with respect to each such trade. If JP Morgan determines not to settle a trade, JP Morgan shall send you a cancellation notification to offset the notification sent to you under Section 1 of this Supplement whereupon you shall be solely

PBS-1

(v.2) Form # 0000	JPM Standard Form
01010	Prime Broker Supplement to IAA (2017-02-15)

responsible and liable to your executing broker for settling such trade and JP Morgan shall not have settlement responsibility for such trade. In addition, JP Morgan may be required to cease providing prime brokerage services to you in accordance with the PB Agreement.

3. If (a) (i) an insolvency, bankruptcy, or similar proceeding occurs in respect of your executing broker, (ii) your executing broker’s registration is terminated or it ceases to do business as a broker-dealer, or (iii) your executing broker fails, refuses or is unable, for any reason or for no reason, to settle a trade, and (b) JP Morgan agrees to settle any trades executed on your behalf by such executing broker, regardless whether JP Morgan did not DK and did not disaffirm such trades, then you shall be solely responsible, and liable to JP Morgan, for any losses, costs or expenses arising out of or incurred in connection with JP Morgan’s agreement to settle such trades.

4. You shall maintain in your account with JP Morgan such minimum net equity in cash or securities as JP Morgan may require, from time to time (the “JP Morgan Net Equity Requirements”), which shall in no event be less than the minimum net equity required by the SEC Letter (the “SEC Net Equity Requirements”). In the event your account falls below the SEC Net Equity Requirements, you hereby authorize JP Morgan to notify promptly all executing brokers with whom it has a PB Agreement on your behalf of such event. Moreover, if you fail to restore your account to compliance with the SEC Net Equity Requirements within the time specified in the SEC Letter, JP Morgan shall: (a) notify all such executing brokers that JP Morgan is no longer acting as your prime broker and (b) “DK” all prime brokerage transactions on your behalf with trade date after the business day on which such notification was sent. In the event either: (a) your account falls below the JP Morgan Net Equity Requirements, (b) JP Morgan determines that there would not be enough cash in your account to settle such transactions or that a maintenance margin call may be required as a result of settling such transactions, or (c) JP Morgan determines that the continuation of prime brokerage services to you presents an unacceptable risk to JP Morgan taking into consideration all the facts and circumstances, JP Morgan may disaffirm all your prime brokerage transactions and/or cease to act as your prime broker.

5. If you have instructed your executing broker to send confirmations to you in care of JP Morgan, as your prime broker, the confirmation sent by such executing broker is available to you promptly from JP Morgan, at no additional charge.

6. If your account is managed on a discretionary basis, you hereby acknowledge that your prime brokerage transactions may be aggregated with those of other accounts of your advisor, according to your advisor’s instructions, for execution by your executing brokers in a single bulk trade and for settlement in bulk by JP Morgan. You hereby authorize JP Morgan to disclose your name, address and tax ID number to your executing brokers. In the event any trade is disaffirmed, as soon as practicable thereafter, JP Morgan shall supply your executing brokers with the allocation of the bulk trade, based upon information provided by your advisor.

PBS-2

(v.2) Form # 0000	JPM Standard Form
01010	Prime Broker Supplement to IAA (2017-02-15)

CMF ASPECT MASTER FUND L.P.

By: Ceres Managed Futures LLC

By: /s/ Patrick T. Egan

Patrick T. Egan

Name and Title: President & Director—Ceres Managed Futures LLC

Date: July 12, 2017

PBS-3

(v.2) Form # 0000	JPM Standard Form
01010	Prime Broker Supplement to IAA (2017-02-15)

LIQUID SHARES NOTICE TERMS AND CONDITIONS

These terms and conditions apply to any locate notice that we issue to you (or to an investment manager or other agent acting on your behalf) in relation to liquid shares being shares to which EU Regulation No 236/2012 on short selling and certain aspects of credit default swaps (the “Regulation”) applies and which meet the liquidity requirement established in Article 22 of EU Regulation No 1287/2006, or are included in the main national equity index as identified by the relevant competent authority of a member state and are the underlying financial instrument for a derivative contract admitted to trading on a trading venue (as contemplated under Article 6(4) of Commission Implementing Regulation (EU) No 827/2012) (“Shares”) (each such notice a “Liquid Shares Notice”).

These terms and conditions are supplemental to the Institutional Account Agreement entered into between you and us (the “IAA”). To the extent that there is a conflict between these terms and conditions and the terms and conditions of the IAA, these terms and conditions shall prevail. Words and expressions defined in the IAA have the same meanings in these terms.

Confirmation: If we issue a Liquid Shares Notice to you or to an investment manager or other agent acting on your behalf, this will be confirmation by us that (subject to these terms and conditions): (a) we consider that we can make Shares of the description and up to the maximum number specified in the Liquid Shares Notice (the “Maximum Number”) available to you for settlement in due time (being the standard settlement time for the relevant Shares following the time of the trade) taking into account the amount of the Shares specified in the Liquid Shares Notice and market conditions; and (b) such Shares are easy to borrow or purchase in the relevant quantity taking into account market conditions and other information available to us on the supply of such Shares. If we issue a Liquid Shares Notice to an investment manager or other agent acting on your behalf and on behalf of another party or parties, the aggregate number of Shares that we consider we can make available for settlement to all parties for whom such investment manager or other agent is acting will be equal to the Maximum Number of Shares.

No Commitment: The Liquid Shares Notice represents our assessment of our ability to make Shares available to you for settlement and is not an undertaking to lend or otherwise procure the transfer of Shares to you.

Duration: Our confirmation will be valid in respect of sales of Shares entered into at or prior to the close of business on the date of the relevant Liquid Shares Notice in the market within the European Economic Area on which the Shares specified in the Liquid Shares Notice are admitted to trading (or such other time as is specified in the Liquid Shares Notice).

Liability: Our liability to you under these terms and conditions shall be subject to the provisions of the IAA including but not limited to any limitation of liability and force majeure provisions.

(v.1) Form # 5476	JPMS Standard Form Liquid Shares Notice Terms and Conditions
01091	Annex to Institutional Account Agreement 2017-02-15

No Representation: It is your sole responsibility to ensure your compliance with the requirements of the Regulation. We accept no obligation or liability in this regard, and make no representation as to the compliance of any arrangements with the requirements of the Regulation.

Confirmation: Without prejudice to the paragraph above, we confirm that as part of our business we participate in the borrowing and purchasing of Shares.

(v.1) Form # 5476	JPMS Standard Form Liquid Shares Notice Terms and Conditions
01091	Annex to Institutional Account Agreement 2017-02-15

ILLIQUID SHARES NOTICE TERMS AND CONDITIONS

These terms and conditions apply to any locate notice that we issue to you (or to an investment manager or other agent acting on your behalf) in relation to illiquid shares being shares to which EU Regulation No 236/2012 on short selling and certain aspects of credit default swaps (the “Regulation”) applies and which neither meet the liquidity requirement established in Article 22 of EU Regulation No 1287/2006 nor are included in the main national equity index as identified by the relevant competent authority of a member state and are the underlying financial instrument for a derivative contract admitted to trading on a trading venue (as contemplated under Article 6(4) of Commission Implementing Regulation (EU) No 827/2012)) (“Shares”) (each such notice an “Illiquid Shares Notice”).

These terms and conditions are supplemental to the Institutional Account Agreement entered into between you and us (the “IAA”). To the extent that there is a conflict between these terms and conditions and the terms and conditions of the IAA, these terms and conditions shall prevail. Words and expressions defined in the IAA have the same meanings in these terms and conditions.

Commitment: If we issue an Illiquid Shares Notice to you or to an investment manager or other agent acting on your behalf, this will be a commitment by us to lend or otherwise transfer to you or to your order Shares of the description and up to the maximum number specified in the Illiquid Shares Notice (the “Maximum Number”), subject to the terms set out below and the terms of the IAA. If we issue an Illiquid Shares Notice to an investment manager or other agent acting on your behalf and on behalf of another party or parties, the maximum aggregate amount of our commitment to all parties for whom such investment manager or other agent is acting will be equal to the Maximum Number of Shares.

Duration and undertaking: Our commitment will be valid in respect of sales of Shares entered into at or prior to the close of business on the date of the relevant Illiquid Shares Notice in the market within the European Economic Area on which the Shares specified in the Illiquid Shares Notice are admitted to trading (or such other time as is specified in the Illiquid Shares Notice) (the “Cut-off Time”). Provided that you have, or an investment manager or other agent acting on your behalf has, submitted to us before 7:00 p.m. (New York time) (or such other time as is specified in the Illiquid Shares Notice) (the “Trade File Cut-off Time”) a trade file specifying the relevant sale transactions (the “Trade File”), we undertake (subject to these terms and conditions and the terms of the IAA) to lend or otherwise transfer to you or to your order Shares of the description specified in the Illiquid Shares Notice in a number (the “Actual Number”) equal to the lesser of (a) the number of such Shares specified in the Illiquid Shares Notice and (b) the number of such Shares specified in the Trade File, for settlement at such time as is specified in the Trade File (being no earlier than the standard settlement time for the relevant Shares following the time of the trade). If the Trade File is submitted by an investment manager or other agent acting on your behalf and on behalf of another party or parties, the aggregate number

(v.1) Form # 5477	JPMS Standard Form Illiquid Shares Notice Terms and Conditions
01092	Annex to Institutional Account Agreement 2017-02-15

of Shares that we undertake to lend or otherwise transfer to all parties for whom such investment manager or other agent is acting will be equal to the Actual Number of Shares.

Following the Trade File Cut-off Time we will have no further commitment to you in respect of any Shares other than those specified in the Trade File.

Revocation or amendment: We may at any time by notice to you revoke or reduce our commitment or specify a different Cut-off Time. Such notice will not affect our commitment to lend or otherwise transfer to you in accordance with these terms and conditions any Shares specified in the Illiquid Shares Notice that you have sold before such notice is given and that are specified in a Trade File submitted to us (whether before or after your receipt of such notice) before the Trade File Cut-off Time.

Terms: The fee or rate payable in respect of the loan or other provision of Shares will be as notified to or agreed with you (or an investment manager or other agent acting on your behalf).

Conditions: Our obligation to lend or otherwise transfer Shares to you in accordance with these terms and conditions is conditional on (a) your continued compliance in all material respects with the terms of the IAA, including but not limited to your maintaining, providing or making available to us such amount of eligible margin or collateral in respect of the loan or other provision of Shares (together with your other obligations) as is required under the IAA and any related documentation; and (b) no event permitting us to terminate the IAA without notice (“event of default”) or event which, upon the expiry of time or our determination in accordance with the provisions of the IAA, would be an event of default having occurred.

Liability: Our liability for any failure to lend or otherwise transfer Shares to you in accordance with these terms and conditions shall be subject to the provisions of the IAA including but not limited to any limitation of liability and force majeure provisions, provided that any force majeure provisions shall operate to exclude our liability for any such failure rather than to terminate our obligation to lend or otherwise transfer Shares to you but without prejudice to our ability to rely on any right under the IAA to be indemnified by you.

No representation: It is your sole responsibility to ensure your compliance with the requirements of the Regulation. We accept no obligation or liability in this regard, and make no representation as to the compliance of any arrangements with the requirements of the Regulation.

Acceptance: By making a request to us for a commitment in relation to Shares pursuant to these terms and conditions you will be deemed to accept these terms and conditions.

(v.1) Form # 5477	JPMS Standard Form Illiquid Shares Notice Terms and Conditions
01092	Annex to Institutional Account Agreement 2017-02-15

STANDARD SOVEREIGN DEBT NOTICE TERMS AND CONDITIONS

These terms and conditions apply to any locate notice that we issue to you (or to an investment manager or other agent acting on your behalf) in relation to sovereign debt instruments to which EU Regulation No. 236/2012 on short selling and certain aspects of credit default swaps (the “Regulation”) applies (“Sovereign Debt”) (each such notice a “Standard Sovereign Debt Notice”).

These terms and conditions are supplemental to the Institutional Account Agreement entered into between you and us (the “IAA”). To the extent that there is a conflict between these terms and conditions and the terms and conditions of the IAA, these terms and conditions shall prevail. Words and expressions defined in the IAA have the same meaning in these terms.

Confirmation: If we issue a Standard Sovereign Debt Notice to you (or to an investment manager or other agent acting on your behalf), this will be confirmation by us that (subject to these terms and conditions) we consider that we can make Sovereign Debt of the description and up to the maximum amount specified in the Standard Sovereign Debt Notice (the “Maximum Amount”) available to you for settlement in due time (being the standard settlement time for the relevant Sovereign Debt following the time of the trade) taking into account the amount of the Sovereign Debt specified in the Standard Sovereign Debt Notice and market conditions. If we issue a Standard Sovereign Debt Notice to an investment manager or other agent acting on your behalf and on behalf of another party or parties, the aggregate amount of Sovereign Debt that we consider we can make available for settlement to all parties for whom such investment manager or other agent is acting will be equal to the Maximum Amount of Sovereign Debt.

No Commitment: The Standard Sovereign Debt Notice represents our assessment of our ability to make Sovereign Debt available to you for settlement and is not an undertaking to lend or otherwise procure the transfer of Sovereign Debt to you.

Duration: Our confirmation will be valid in respect of sales of Sovereign Debt entered into at or prior to the close of business on the date of the relevant Standard Sovereign Debt Notice (or such other time as is specified in the Standard Sovereign Debt Notice).

Liability: Our liability to you under these terms and conditions shall be subject to the provisions of the IAA including but not limited to any limitation of liability and force majeure provisions.

No Representation: It is your sole responsibility to ensure your compliance with the requirements of the Regulation. We accept no obligation or liability in this regard, and make no representation as to the compliance of any arrangements with the requirements of the Regulation.

Confirmation: Without prejudice to the paragraph above, we confirm that as part of our business we participate in the borrowing and purchasing of Sovereign Debt.

(v.1) Form # 5478	JPMS Standard Form Sovereign Debt Notice Terms and Conditions
01093	Annex to Institutional Account Agreement 2017-02-15